Registration No. 333-47945
                                               Rule 424(b)(2)

PRICING SUPPLEMENT No. 11 Dated June 19, 1998 (To Prospectus dated April 3, 1998)

                         $3,000,000,000
                 HOUSEHOLD  FINANCE  CORPORATION
                        Medium Term Notes
           Due Nine Months or More from Date of Issue

Principal Amount:   $39,000,000

Price to Public:    100%          Proceeds to HFC: 99.91268%

Issue Date:    June 24, 1998      Stated Maturity:  August 24, 2001

Redeemable On or After:  Not Applicable

Initial Interest Rate:   To be determined on June 22, 1998.

Interest Rate Basis:     LIBOR Telerate.

Spread or Spread Multiplier:  Plus 0.12%  (+ 12 basis points)

Interest Payment Dates:  On the 24th of February, May, August and
     November of each year, commencing August 24, 1998, and the Stated Maturity. If said day is not a Business Day, payments shall be made on the next succeeding Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.

Interest Reset Date:  On each Interest Payment Date.

Interest Determination Date: On the second London Business Day prior to each Interest Reset Date.

Index Maturity:  Two-months until the August 24, 1998 Interest
     Payment Date and three-months thereafter.

Agent:    Chase Securities Inc.  -- $20,000,000
          Merrill Lynch & Co.    -- $19,000,000

Agent's Commission or Discount:  0.08732%

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